Exhibit 99.1

P&F INDUSTRIES REPORTS IMPROVED REVENUE AND NET INCOME FOR 2011

MELVILLE, N.Y., March 28, 2012 - P&F Industries, Inc. (Nasdaq: PFIN) today announced its results of operations for the year ended December 31, 2011.

P&F Industries, Inc. reported revenue from continuing operations of $54,541,000 for 2011, resulting in an increase of 7.8%, when compared to $50,609,000 in 2010. Additionally, the Company reported income after taxes from continuing operations of $1,909,000 compared to $341,000 during the calendar year 2010.

The Company also reported income after taxes from discontinued operations of $646,000, compared to $340,000 in 2010. The major component of its income from discontinued operations in 2011 was a payment it received of approximately $702,000, relating to a dispute over the sale of a certain real property.

The Company reported basic and diluted earnings per common share of:

	For the Twelve Months Ended December 31,
	2011	2010
Basic earnings per share
Continuing operations	$0.53	$0.10
Discontinued operations	0.18	0.09
Net income	$0.71	$0.19

Diluted earnings per share
Continuing operations	$0.52	$0.10
Discontinued operations	0.17	0.09
Net income	$0.69	$0.19

Weighted average common shares outstanding:
Basic	3,615,000	3,615,000
Diluted	3,698,000	3,634,000

Richard Horowitz, the Company’s Chairman of the Board, Chief Executive Officer and President commented, “I am pleased to report that during 2011, despite sluggish economic conditions that persisted throughout the year and still continue today, we were able to increase both revenue and gross margins at all three of our subsidiaries when compared to 2010. Furthermore, we were able to improve our net income from continuing operations more than five-fold. This level of improvement comes about as the result of the hard work and dedication by all P&F employees.”

A summary of the Company’s results of operations follows.

REVENUE

	Year Ended December 31,
	2011	2010	Variance	Variance
Continental Tool Group
Florida Pneumatic	$23,455,000	$22,467,000	$988,000	4.4%
Hy-Tech	16,394,000	14,011,000	2,383,000	17.0
Tools Total	39,849,000	36,478,000	3,371,000	9.2
Countrywide Hardware
Nationwide	14,692,000	14,131,000	561,000	4.0
Hardware Total	14,692,000	14,131,000	561,000	4.0
Consolidated	$54,541,000	$50,609,000	$3,932,000	7.8%

Florida Pneumatic markets its air tool products to three primary sectors within the pneumatic tool market; retail, industrial/catalog and automotive. It also generates revenue from its Berkley product line of pipe threading and cutting equipment, as well as from a line of air filters and other OEM parts. An analysis of Florida Pneumatic’s revenue for 2011 and 2010 are as follows:

	Year Ended December 31,
	2011	2010	Variance
Revenue analysis – Florida Pneumatic	Percent of Florida Pneumatic Revenue	Percent of Florida Pneumatic Revenue
Retail – major customer	55.8%	64.0%	(8.2	)%pts
Industrial/catalog	29.2	23.8	5.4
Automotive	5.5	3.7	1.8
Other	9.5	8.5	1.0
Total	100.0%	100.0%

During 2011 Florida Pneumatic continued to expand its presence in the higher gross margin, industrial/catalog sector. As indicated in the table above, it was able to increase revenue by 5.4 percentage points, or approximately $1,513,000, when comparing 2011 to 2010. In addition, revenue from its Berkley, air filters and OEM lines, in the aggregate, increased 1.0 percentage point, or approximately $311,000. Florida Pneumatic also increased revenue at its automotive line by 1.8 percentage points, or approximately $457,000. However, revenue from its major retail customer declined 8.2 percentage points, or approximately $1,294,000, when comparing 2011 to 2010. This decline was due primarily to a reduction in 2011 of shipments of specialty and promotional items compared to the levels shipped in 2010. We were able to partially mitigate the revenue shortfall at this customer through increased sales of basic items and accessories.

The table below is an analysis of Hy-Tech’s revenue:

	Year Ended December 31,
	2011	2010	Variance
Revenue analysis – Hy-Tech	Percent of Hy-Tech Revenue	Percent of Hy-Tech Revenue
ATP	67.6%	70.8%	(3.2	)%pts
Hy-Tech Machine	11.7	11.2	0.5
Major customer	18.7	15.0	3.7
All other	2.0	3.0	(1.0)
Total	100.0%	100.0%

Hy-Tech focuses primarily on the industrial sector of the pneumatic tools market.  Hy-Tech creates quality replacement parts for pneumatic tools. Further, it markets its own value/added line of air tools under the brand names ATP and Thor, which include impact wrenches, grinders, drills, and motors, as well as distributes a complementary line of sockets. It also manufacturers tools to customer unique specifications. Hy-Tech’s overall improvement was due primarily to increased product demand within its distribution channels, along with a slight improvement in the business sectors in which it serves.  Specifically, during 2011 revenue from Hy-Tech’s ATP product lines increased $1,167,000 when compared to 2010. During 2011, revenue generated from its sale of products that focus on mining, construction and industrial manufacturing markets (“Hy-Tech Machine”) increased approximately $353,000 over the same period in 2010, and lastly, revenue from a major customer of Hy-Tech improved $957,000 when comparing 2011 to 2010.

The table below is an analysis of Nationwide’s revenue:

	Year Ended December 31,
	2011	2010	Variance
Revenue analysis - Nationwide	Percent of Nationwide Revenue	Percent of Nationwide Revenue
Fence and gate hardware	65.5%	60.9%	4.6	% pts
Kitchen and bath	17.8	19.6	(1.8)
OEM	10.7	13.2	(2.5)
Patio	6.0	6.3	(0.3)
Total	100.0%	100.0%

Nationwide is a developer, importer, and manufacturer of fencing hardware, patio products, and door and window accessories including rollers, hinges, window operators, sash locks, custom zinc castings and door closers. The improvement in Nationwide’s fence and gate hardware revenue is due primarily to the introduction of new products, as well as expanded marketing efforts, which effectively increased the size of its customer base.  Nationwide intends to continue to develop new products and accessories, as well as to continue to expand its national market campaign.  However, its kitchen and bath product line continued to feel the effects of the sluggishness in the home improvement and renovation sector, as well as the continued decline in the recreational vehicle and modular home markets.  As a result, Nationwide’s kitchen and bath product revenue declined $167,000.  Much of the decline in OEM revenue was due to weakness in the window and door after-market.  Revenue from Nationwide’s patio product line remained flat, increasing less than one percent.

GROSS MARGIN

	Year Ended December 31,		Change
	2011	2010	Amount	%
Tools	$14,631,000	$12,371,000	$2,260,000	18.3%
As percent of respective revenue	36.7%	33.9%	2.8 pts.
Hardware	$5,614,000	$5,264,000	$350,000	6.6%
As percent of respective revenue	38.2%	37.3%	0.9 pts.
Consolidated	$20,245,000	$17,635,000	$2,610,000	14.8%
As percent of respective revenue	37.1%	34.8%	2.3 pts.

Gross margins at our Tools segment for 2011 improved 2.8 percentage points from 2010. Specifically, Florida Pneumatic’s gross margin increased 1.1 percentage points. This improvement was driven by the increase in industrial/catalog sales, which generate higher margins than other sectors to which Florida Pneumatic markets its air tool line. Increased revenue at its automotive, Berkley and OEM product lines also contributed to the improved overall gross margin at Florida Pneumatic. However, gross margins declined in 2011 on sales to its major retail customer, compared to 2010. The decline was primarily due to lower pricing in 2011 compared to 2010, as well as product mix.

When comparing the years 2011 and 2010, Hy-Tech improved its overall gross margin 5.0 percentage points.  A key factor contributing to this improvement was improved absorption of factory overhead. During 2011, Hy-Tech also increased prices slightly on most of its product offerings. Lastly, its 2011 total gross margin was positively impacted compared to 2010 by product and customer mix. However, the improvements in Hy-Tech’s gross margin were slightly eroded by higher manufacturing labor and raw material costs incurred in 2011 compared to 2010.

The gross margin for Nationwide for 2011 was 38.2% compared to 37.3% in the prior year.  Gross margin on fencing and gate hardware, which accounts for nearly two-thirds of Nationwide’s revenue, improved during 2011 compared to the prior year, primarily due to the increased sales of its new line of specialty products. Gross margin on its OEM, patio, and kitchen and bath product lines during 2011 encountered nominal change when compared to 2010.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

SG&A for 2011 was $17,491,000 compared to $16,016,000 in 2010.  As a percentage of revenue, SG&A increased to 32.1% in 2011 compared to 31.6% in 2010. A significant component of the increase was compensation, which included wages, performance-based bonus incentives, associated payroll taxes and employee benefits. Compensation increased $1,306,000 when comparing 2011 to 2010, due primarily to the reinstatement in January 2011 of Company-wide wage and benefit reductions that were put in effect in April 2009, as well as performance-based bonus incentives. Variable expenses, which include commissions, freight out, travel and entertainment, advertising and warranty costs, increased an aggregate amount of $360,000. Additionally, non-cash, stock based compensation charges were $98,000 higher in 2011 than 2010. We encountered increases in depreciation and amortization of $40,000. The above increases were partially offset by decreases in legal and other professional fees of $430,000, which were incurred in 2010, primarily in connection with resolving conflicts with our former banks.

INTEREST EXPENSE

Our interest expense of $756,000 for 2011 reflects a substantial decrease of $487,000 compared to interest expense of $1,243,000 incurred in 2010. In October, 2010 we entered into a new credit agreement with Capital One Leverage Corporation which, among other things, caused us to (i) repay the then existing term loan and revolving credit line with our former lenders, (ii) pay the balance owed on our real property mortgages, and (iii) pay one-half of the amount owed to the previous owners of Hy-Tech. As a result, while there was no interest incurred on the real property mortgages in 2011, compared to $67,000 in 2010, there was an increase to $359,000 from $278,000, in interest attributable to borrowings under long-term bank obligations, due primarily to higher average borrowings in 2011. There was also a reduction of $74,000 in interest expense attributable to the note payable to the previous owners of Hy-Tech, due to both a lower principal balance and lower interest rates.

Additionally, interest on our borrowings under the revolving credit loan facility for 2011 was $317,000, compared to $720,000 incurred during 2010.  Factors contributing to this decrease were lower average balances, as well as lower interest rates.  Lastly, we recorded interest expense of $20,000 to our CEO and $24,000 to an unrelated third party, both attributable to the loans from such parties received by us on April 23, 2010.

Mr. Horowitz noted that, “As a result of improving financial trends, the Loan Agreement with Capital One Leverage Finance was amended in November 2011. This amendment, among other things, reduced the applicable loan margin rates and increased the total amount of the Credit Facility by $2.5 million, in the form of a new capital expenditure term loan facility. This new facility will be used to finance the purchase of machinery and equipment that should improve productivity, notably at Hy-Tech. Since its inception in October 2010, the Credit Facility with Capital One Bank has provided the financial flexibility which has enabled us to accomplish many of our goals in 2011.

OTHER INFORMATION

P&F Industries has scheduled a conference call for today, March 28, 2012, at 11:00 A.M., Eastern Time to discuss its 2011 results. Investors and other interested parties can listen to the call by dialing 877-641-0093, or via a live web cast accessible at www.pfina.com. To listen to the web cast, please register and download audio software at the site at least 15 minutes prior to the call. For those who cannot listen to the live broadcast, a replay of the call will also be available on the Company’s web-site beginning on or about April 1, 2012.

P&F Industries, Inc., through its two wholly owned operating subsidiaries, Continental Tool Group, Inc. and Countrywide Hardware, Inc., manufactures and/or imports air-powered tools sold principally to the industrial, retail and automotive markets, as well as various residential hardware such as, fencing hardware, door and window hardware, and kitchen and bath hardware. P&F’s products are sold under their own trademarks, as well as under the private labels of major manufacturers and retailers.

This is a Safe-Harbor Statement under the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein, including those related to the Company's future performance, and those contained in the comments of management, are based upon the Company’s historical performance and on current plans, estimates and expectations, which are subject to various risks and uncertainties, including, but not limited to, the strength of the retail, industrial, housing and other markets in which the Company operates, the impact of competition, product demand, supply chain pricing, the Company’s debt and debt service requirements and those other risks and uncertainties described in the reports and statements filed by the Company with the Securities and Exchange Commission, including, among others, those described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010. These risks could cause the Company’s actual results for the 2012 fiscal year and beyond to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

P&F Industries, Inc.

Joseph A. Molino, Jr.

Chief Financial Officer

631-694-9800

P & F INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS

(In thousands $)	December 31, 2011	December 31, 2010
		(Audited)
Assets
Cash	$443	$874
Accounts receivable - net	6,327	6,986
Inventories - net	18,588	18,430
Deferred income taxes - net	512	233
Prepaid expenses and other current assets	454	417
Assets of discontinued operations	23	23

Total current assets	26,347	26,963

Net property and equipment	10,766	11,771
Goodwill	5,150	5,150
Other intangible assets - net	1,950	2,300
Deferred income taxes - net	1,595	1,874
Other assets - net	778	837
Total assets	$46,586	$48,895

Liabilities and Shareholders’ Equity
Short-term borrowings	$5,648	$9,996
Accounts payable	2,229	1,893
Accrued liabilities	3,338	2,895
Liabilities of discontinued operations	24	27
Current maturities of long-term debt	1,039	406

Total current liabilities	12,278	15,217

Long-term debt, less current maturities	4,861	6,973
Liabilities of discontinued operations	292	306

Total liabilities	17,431	22,496

Total shareholders' equity	29,155	26,399

Total liabilities and shareholders' equity	$46,586	$48,895

P & F INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF INCOME

	The year ended December 31,
(In thousands $)	2011	2010
		(Audited)
Net revenue	$54,541	$50,609
Cost of sales	34,296	32,974
Gross profit	20,245	17,635
Selling, general and administrative expenses	17,491	16,016
Operating income	2,754	1,619
Interest expense - net	756	1,243
Income from continuing operations before income taxes	1,998	376
Income taxes	89	35
Net income from continuing operations	1,909	341
Income from discontinued operations (net of tax expense of $9 and zero for the years ended December 31, 2011 and 2010)	646	340
Net income	$2,555	$681

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